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                                                                     EXHIBIT 5.1



                                 June 23, 1995


Board of Directors
America West Airlines, Inc.
4000 East Sky Harbor Boulevard
Phoenix, Arizona   85034

Gentlemen:

         We have acted as counsel for America West Airlines, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8, dated June 23, 1995 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of the issuance of up to 3,500,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), of the Company (the "Shares") issuable pursuant to the America West Airlines, Inc., 1994 Incentive Equity Plan (the "Plan").

         As the basis for the opinion hereinafter expressed, we have examined such corporate records and documents, certificates of corporate and public officials and such other instruments as we have deemed necessary for the purposes of the opinion contained herein. As to all matters of fact material to such opinion, we have relied upon the representations of officers of the Company. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies.

         Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares to be offered under the Plan have been duly authorized, and that the Shares, when properly issued under the Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.


                                                ANDREWS & KURTH L.L.P.